Exhibit 99.1

Individual Trustees
Daniel O. Conwill, IV
Gary C. Evans
Jeffrey S. Swanson

TEL OFFSHORE TRUST

THE BANK OF NEW YORK MELLON TRUST COMPANY, N.A., CORPORATE TRUSTEE

919 CONGRESS AVENUE / (800) 852-1422 / AUSTIN, TEXAS 78701

TEL OFFSHORE TRUST ANNOUNCES THERE WILL BE NO FOURTH QUARTER 2009 DISTRIBUTION

AUSTIN, TEXAS DECEMBER 23, 2009—TEL OFFSHORE TRUST announced that there will be no trust distribution for the fourth quarter of 2009 for unitholders of record on December 31, 2009. The financial and operating information included herein for the Trust’s fourth quarter of 2009 reflects financial and operating information with respect to the royalty properties for the months of August, September and October 2009.

Gas revenues recorded by the Working Interest Owners on the royalty properties increased approximately 1,230% to $421,721 in the fourth quarter of 2009 from $31,709 in the third quarter of 2009.  Natural gas volumes during the fourth quarter of 2009 increased approximately 1,387% to 122,763 Mcf from 8,255 Mcf during the third quarter of 2009. There was very limited gas production during the third quarter of 2009 as a result of the continued existence of damages to infrastructure caused by Hurricane Ike in September 2008. Limited production continued in the fourth quarter of 2009, although production sales continued to increase at Ship Shoal 182/183. The average price received for natural gas decreased approximately 11% to $3.44 per Mcf in the fourth quarter of 2009 as compared to $3.84 per Mcf received in the third quarter of 2009.

Crude oil revenues recorded by the Working Interest Owners on the royalty properties increased approximately 48% to $4,024,763 in the fourth quarter of 2009 from $2,716,744 in the third quarter of 2009.  Oil volumes during the fourth quarter of 2009 increased approximately 30% to 58,916 barrels, compared to 45,222 barrels of oil produced in the third quarter of 2009. The increase in revenue was primarily due to the continued increase in production levels at Ship Shoal 182/183 after damages caused by Hurricane Ike as well as an increase in oil prices. The average price received for oil increased approximately 14% to $68.31 per barrel in the fourth quarter of 2009 as compared to $60.08 per barrel received in the third quarter of 2009.

The Trust’s share of capital expenditures decreased by $350,949 in the fourth quarter of 2009 to $122,566, as compared to $473,515 in the third quarter of 2009. The higher capital expenditures in the third quarter related primarily to repairs made on Ship Shoal 182/183.  The Trust’s share of operating expenses decreased by $1,780,322 in the fourth quarter of 2009 to $6,412,333 as compared to $8,192,655 for the third quarter of 2009. The operating expenditures relate primarily to the ongoing abandonment costs associated with Eugene Island 339.

For the fourth quarter of 2009, under the terms of the conveyance for the royalty properties, production costs for the royalty properties exceeded gross proceeds thereof, with the Trust’s portion of such excess equal to approximately $590,000.  For 2009, the Trust’s portion of the amount by which production costs exceeded gross proceeds is approximately $5.5 million.  No funds were released or escrowed from the

Trust’s Special Cost Escrow in the fourth quarter of 2009.  The Trust’s Special Cost Escrow balance was $4,306,275 as of the end of the Trust’s fourth quarter.

This press release contains forward-looking statements.  Although the Managing General Partner of the TEL Offshore Trust Partnership has advised the Trust that the Managing General Partner believes that the expectations contained in this press release are reasonable, no assurances can be given that such expectations will prove to be correct. The Working Interest Owners alone control historical operating data, and handle receipt and payment of funds relating to the royalty properties and payments to the Trust for the related royalty. The Trustees of the Trust cannot assure that errors or adjustments by the Working Interest Owners, whether historical or future, will not affect future royalty income and distributions by the Trust.  Other important factors that could cause these statements to differ materially include delays and costs in connection with repairs or replacements of hurricane-damaged facilities and pipelines, including third-party transportation systems, the actual results of drilling operations, risks inherent in drilling and production of oil and gas properties, and other factors described in the Trust’s Form 10-K for 2008 under “Item 1A. Risk Factors”.  Statements made in this press release are qualified by the cautionary statements made in these risk factors. The Trust does not intend, and assumes no obligations, to update any of the statements included in this press release.

The Bank of New York Mellon Trust Company, N.A.

AS CORPORATE TRUSTEE

CONTACT:  Mike Ulrich

(800) 852-1422

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